Filed Pursuant to Rule 433

Registration No. 333-277673

BANK OF AMERICA CORPORATION

PREFERRED STOCK, SERIES UU

$2,500,000,000

2,500,000 Depositary Shares, Each Representing a 1/25th Interest in a Share of Bank of

America Corporation 6.250% Fixed-Rate Reset Non-Cumulative Preferred Stock,

Series UU

FINAL TERM SHEET

Dated July 21, 2025

Relating to the Issuer’s Preliminary Prospectus Supplement dated July 21, 2025 (the

“Preliminary Prospectus Supplement”)

Issuer:	Bank of America Corporation

Security:	Depositary Shares, each representing a 1/25th interest in a share of Bank of America Corporation 6.250% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series UU (the “Preferred Stock”)

Expected Ratings*:	Baa2 (Moody’s) / BBB- (S&P) / BBB+ (Fitch)

Size:	$2,500,000,000 ($1,000 per Depositary Share)

Public Offering Price:	$1,000 per Depositary Share

Maturity:	Perpetual

Trade Date:	July 21, 2025

Settlement Date:	July 24, 2025 (T+3)

Dividend Rate (Non-Cumulative):	From, and including, the Settlement Date to, but excluding the First Reset Date, a fixed rate of 6.250% per annum; and from, and including, the First Reset Date, for each Reset Period, a rate per annum equal to the Five-Year U.S. Treasury Rate determined as of the most recent Reset Dividend Determination Date plus the Spread. The Dividend Rate will be reset on each Reset Date.

Dividend Periods:	Each quarterly period from, and including, a scheduled Dividend Payment Date to, but excluding, the next scheduled Dividend Payment Date, except that the initial Dividend Period will begin on and include the Settlement Date.

Dividend Periods will not be adjusted if a Dividend Payment Date is not a Business Day.

Spread:	235.1 bps

Five-Year U.S. Treasury Rate:	For more information on the determination of the Five-Year U.S. Treasury Rate, including the applicable fallback provisions, see “Description of the Preferred Stock—Dividends— Calculation of Dividends and Determination of the Dividend Rate Applicable For Each Reset Period” in the Preliminary Prospectus Supplement.

Reset Periods:	Each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

First Reset Date:	July 26, 2030

Reset Dates:	The First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date; Reset Dates will not be adjusted if any scheduled Reset Date is not a Business Day.

Reset Dividend Determination Date:	In respect of any Reset Period, the day falling three Business Days prior to the first day of such Reset Period.

Dividend Payment Dates:	January 26, April 26, July 26 and October 26 of each year beginning on October 26, 2025, each subject to following unadjusted business day convention

Day Count:	30/360

Business Days:	New York/Charlotte

Optional Redemption:	The Issuer may at its option redeem the Preferred Stock on any Dividend Payment Date on or after the First Reset Date, in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $1,000 per Depositary Share), plus any accrued and unpaid dividends for the then-current Dividend Period to, but excluding, the redemption date, without accumulation of any undeclared dividends (such price, the “Redemption Price”). The Issuer may also redeem the Preferred Stock at the Redemption Price upon the occurrence of certain events involving a Capital Treatment Event (as defined in the Preliminary Prospectus Supplement), which redemption may occur prior to the First Reset Date. Redeeming the Preferred Stock will cause the related Depositary Shares to be redeemed. Notice to holders shall be provided not less than 5 Business Days and not more than 60 calendar days prior to the date fixed for the redemption. For more information on the redemption of the Preferred Stock, see “Description of the Preferred Stock—Optional Redemption” in the Preliminary Prospectus Supplement.

Listing:	None

Lead Manager and Sole Book-Runner:	BofA Securities, Inc.

Co-Managers:

ABN AMRO Capital Markets (USA) LLC

ANZ Securities, Inc.

Apto Partners, LLC

Bankinter SA

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Commonwealth Bank of Australia

Danske Markets Inc.

Erste Group Bank AG

Fifth Third Securities Inc.

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

MFR Securities, Inc.

Mizuho Securities USA LLC

Multi-Bank Securities, Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

Regions Securities LLC

Roberts & Ryan, Inc.

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

Synovus Securities, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

CUSIP/ISIN for the Depositary Shares:	06055HAK9 / US06055HAK95

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including the Preliminary Prospectus Supplement and a prospectus dated March 28, 2024) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the prospectus supplement and the prospectus if you request them by contacting BofA Securities, Inc., toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bofa.com or dg.prospectus_requests@bofa.com.